Exhibit 99.1

AMRI Announces First Quarter 2012 Results

Albany, NY (May 9, 2012) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the first quarter ended March 31, 2012.

Financial highlights for the first quarter include:

•	Sequential improvement of $6.5 million in net income as adjusted
•	Signed $20 million credit line with Wells Fargo
•	Closed the Hungary operation reducing cost structure by $6 million and transferred services to Asia operations to enhance customer service

First Quarter 2012 Results

Total revenue for the first quarter of 2012 was $53.7 million, a decrease of 6% compared to total revenue of $56.9 million reported in the first quarter of 2011.

Total contract revenue for the first quarter of 2012 was $42.7 million, consistent with total contract revenue of $42.9 million reported in the first quarter of 2011. Total contract revenue encompasses revenue from AMRI's Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

•	Discovery Services contract revenue for the first quarter was $9.7 million, a decrease of 8% from $10.6 million in 2011
•	Development/Small Scale Manufacturing contract revenue for the first quarter was $9.8 million, a decrease of 7% from $10.5 million in 2011
•	Large Scale Manufacturing contract revenue for the first quarter was $23.2 million, an increase of 6% from $21.8 million in 2011

Recurring royalties in the first quarter of 2012 were $11 million, a decrease of 21% from $14 million in the first quarter of 2011, primarily because of a less severe allergy season in Japan. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra ® (Telfast ® outside the United States), as well as certain OTC forms of Allegra ® , for patents relating to the active ingredient in Allegra ® .

Net income, as adjusted was $0.7 million, or $0.02 per basic and diluted share, compared to adjusted net loss of $(0.5) million or $(0.02) per basic and diluted share in the first quarter of 2011. Net loss under U.S. GAAP was $(3.8) million, or $(0.13) per basic and diluted share in the first quarter of 2012, compared to a net loss of $(1.5) million, or $(0.05) per basic and diluted share for the first quarter of 2011. During the first quarter of 2012, net loss under U.S. GAAP included asset impairment charges of $3.9 million, net of tax, or $0.13 per diluted share and restructuring charges of $0.7 million, net of tax, or $0.02 per diluted share, primarily related to the Company’s decision to cease all operations at its facility in Budapest, Hungary effective March 30, 2012. Asset impairment charges primarily relate to the write-off of leasehold improvement assets at the Company’s Budapest facility. Restructuring charges consist primarily of termination benefits.

For a reconciliation of net loss and loss per diluted share as reported to adjusted net income (loss) and earnings (loss) per diluted share for the 2012 and 2011 reporting periods, please see Table 1 at the end of this press release.

AMRI’s Chairman, President, And CEO Thomas E. D’Ambra commented, “The first quarter reflects the benefits of significant operational actions taken in 2011 combined with the early stages of revenue growth from the growing number of multi-year strategic relationships that we established in 2011. As evidenced by the recently signed development and manufacturing agreement with Biota, and the agreement with Bessor for our proprietary tubulin inhibitor program for cancer, we continue to build global relationships to drive value for our shareholders.  Although we remain cautiously optimistic, going forward we believe we will see added cost benefits for actions taken in the first quarter, as well as benefit from ongoing growth initiatives to expand our presence with new and existing customers within the second half of 2012.”

Dr. D’Ambra added, “As our customers continue to seek innovative new strategies for R&D efficiency and productivity, we are aggressively realigning our business and resources to address their needs. To that end, we have launched AMRI SMARTSOURCING™, a cross functional approach that maximizes the strengths of both in sourcing and outsourcing, by leveraging AMRI’s people, know-how, facilities, expertise and global project management to provide exactly what is needed across the discovery or development process. We have also streamlined our sales and marketing organization to optimize cross-selling opportunities and, enhanced our commitment to quality with the appointment of key personnel at our Burlington aseptic services facility, both underscoring our dedication to client service. Our improved organizational structure, combined with more focused marketing efforts should enable us to continue to drive long term growth and profitability.”

Liquidity and Capital Resources

At March 31, 2012, AMRI had cash, cash equivalents and marketable securities of $12.7 million, compared to $20.2 million at December 31, 2011. Cash and cash equivalents at March 31, 2012 includes $4.5 million of restricted cash which was pledged to collateralize a letter of credit issued by Wells Fargo Bank prior to closing the Company’s new credit facility in April 2012.

Total debt at March 31, 2012 was $5.4 million, as compared to $5.8 million at December 31, 2011.  Cash, cash equivalents, and marketable securities, net of debt, were $7.3 million at March 31, 2012, compared to $14.4 million at December 31, 2011.  The decrease in cash and cash equivalents was primarily due to a build in both accounts receivable and inventory reflecting customer demand and capital expenditures of $2.2 million. Cash used in operations for the quarter ended March 31, 2012 includes the temporary issuance of $1.5 million in security deposits at certain of the Company’s leased facilities to replace letters of credit that expired in conjunction with the transition of the Company’s credit facility to Wells Fargo Bank. Upon entering into a new credit agreement with Wells Fargo Bank in April 2012, new letters of credit were issued under that credit agreement and these temporary cash security deposits will be returned to the Company in the second quarter of 2012. Total common shares outstanding, net of treasury shares, were 30,771,293 at March 31, 2012.

2012 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the second quarter and full year 2012. “In the second quarter, we expect contract revenue to range from $40 million to $43 million. For the full year 2012, we continue to expect contract revenue to range from $176 million to $186 million, an increase of up to 10% versus 2011.”

Mr. Frost continued, “We expect second quarter royalties of $8 to $9 million and full year 2012 royalties of $32 to $36 million. We are raising our contract gross margin estimate for the year to range from 6-10% but anticipate variability between the quarters related to mix. Research and development expense will be approximately $1 million for the year and selling, general, and administrative expense will be reduced by approximately 3% to 5% compared with the prior year. Our adjusted earnings per diluted share is expected to range from $0.06-$0.12.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•	Appointed William S. Marth, currently President and Chief Executive Officer, Americas – Teva, to the Board of Directors
•	Terminated the lease at an Albany lab facility and downsized U.S. structure, reducing cost base by $4 million annually
•	Achieved a successful outcome of an FDA inspection of the Company’s U.S. manufacturing facility in Rensselaer, N.Y., in April 2012 with no issuance of a Form 483
•	Entered into a preferred provider agreement with BioPontis Alliance LLC, to help bridge the gap between early-stage research and technologies being discovered and developed in academia and other research entities
•	Signed a development and manufacturing agreement with Biota Holdings Ltd., to develop and manufacture the influenza antiviral CS8958 (laninamivir), a second-generation, long-acting neuraminidase inhibitor
•	Signed an exclusive option to enter a license agreement with Bessor Pharma LLC., for the development of ALB 109564(a), AMRI’s novel tubulin inhibitor compound in late Phase I testing for the treatment of cancer
•	Hired Stephen Rossmeisl as Senior Facilities Manager at AMRI’s Burlington, Mass. site
•	Hired Tom McGrath as Director, Quality for Aseptic Services at AMRI’s Burlington, Mass. site
•	Hired Saravanakumar Dhakshinamoorthy, Ph.D., as Director of In Vitro Biology at AMRI’s Singapore site

•	Promoted Christopher Conway to Vice President, Business Development, North America and Louis Garguilo to Vice President, Business Development, as well as engaged Notch Communications to enhance marketing efforts
•	Launched AMRI SMARTSOURCING™ branding campaign, a series of strategic sourcing options to help customers achieve more successful outcomes

First Quarter Conference Call

The Company will hold a conference call at 10:00 a.m. ET on Wednesday, May 9, 2012 to discuss its quarterly results, business highlights and prospects. During the conference call, the Company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-417-8465 (domestic calls) or 719-325-2361 (international calls) at 9:45 a.m. ET and entering passcode 4453164. The webcast will be available live via the Internet and can be accessed on the Company’s website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the Company's website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with AMRI SMARTSOURCINGTM, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the Company's estimates of revenue and earnings per share for the second quarter and full year 2012, statements made by the Company's chief executive officer and chief financial officer, including statements under the caption “2012 Financial Guidance,” statements regarding the cost saving expected from certain restructuring activities, statements regarding the strength of the Company's business and prospects including the expected revenue to be derived from the sale of the Allegra product, and statements concerning the Company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The Company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company's control. Factors that could cause such differences include, but are not limited to, the Company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra ® and the impact of the "at-risk" launch of generic Allegra ® and the conversion by Sanofi of Allegra to an OTC product on the Company's receipt of significant royalties under the Allegra ® license agreement, the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra ® , the risk that the Company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra ® license agreements, the success of the Company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the risk that clients may terminate or reduce demand under any strategic or multi-year deal, the Company's ability to enforce its intellectual property and technology rights, the Company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the Company's ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the Company's business model, the Company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the Company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission on March 15, 2012, and the Company's other SEC filings. Revenue and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of (loss) income from operations, net (loss) income and (loss) earnings per diluted share as adjusted to exclude certain impairment charges, restructuring charges, purchase accounting adjustments, FDA remediation costs and arbitration charges in the 2012 and 2011 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2012	March 31, 2011

Contract revenue	$42,710	$42,931
Recurring royalties	10,985	14,016
Total revenue	53,695	56,947

Cost of contract revenue	39,670	41,542
Technology incentive award	1,099	1,402
Research and development	373	2,604
Selling, general and administrative	9,846	11,412
Restructuring charges	688	951
Property and equipment impairment charges	3,967	─
Arbitration charge	─	127
Total operating expenses	55,643	58,038

Loss from operations	(1,948)	(1,091)

Interest expense, net	(142)	(39)
Other (loss) income, net	(792)	39

Loss before income tax expense	(2,882)	(1,091)

Income tax expense	925	376

Net loss	$(3,807)	$(1,467)

Basic and diluted loss per share	$(0.13)	$(0.05)

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

	March 31,	December 31,
(Dollars in thousands, except for per share data)	2012	2011

Cash and cash equivalents	$8,244	$20,198
Restricted cash	4,505	–
Accounts receivable, net	33,430	30,437
Royalty income receivable	10,673	6,819
Inventory	29,308	26,004
Total current assets	105,946	100,560
Property and equipment, net	145,048	149,796
Total assets	263,369	263,067

Total current liabilities	40,032	37,976
Long-term debt, excluding current installments	3,002	3,003
Total liabilities	58,021	56,633
Total stockholders’ equity	205,348	206,434
Total liabilities and stockholders’ equity	263,369	263,067

Table 1: Reconciliation of first quarter 2012 and 2011 reported loss from operations, net loss and loss per diluted share to adjusted income from operations, adjusted net income (loss) and adjusted diluted earnings (loss) per share:

Table 1

(Dollars in thousands, except for per share data)

Non-GAAP Measures

	First	First
	Quarter	Quarter
	2012	2011
Loss from operations, as reported	$(1,948)	$(1,140)
Adjustments:
Impairment charges	3,967	─
Restructuring charges	688	951
FDA remediation costs	─	677
Arbitration charges	─	127
Income from operations, as adjusted	$2,707	$615

Net loss, as reported	$(3,807)	$(1,467)
Adjustments, net of tax:
Impairment charges	3,870	─
Restructuring charges	673	627
FDA remediation costs	─	440
Purchase accounting adjustments	─	(190)
Arbitration charges	─	83
Net income (loss), as adjusted	$736	$(507)

Loss per diluted share, as reported	$(0.13)	$(0.05)
Adjustments, net of tax:
Impairment charges	0.13	─
Restructuring charges	0.02	0.02
FDA remediation costs	─	0.01
Purchase accounting adjustments	─	─
Arbitration charges	─	─
Earnings (loss) per diluted share, as adjusted	$0.02	$(0.02)

Contacts:

Investor – Mark Frost, Chief Financial Officer, 518-512-2211

Media – Gina Monari, AMRI Communications, 518-512-2512